EXHIBIT 10.1

EIGHTH AMENDMENT TO FOURTH AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (the “Amendment”) is made this 27th day of April, 2004, by and among WinCup Holdings, Inc., Radnor Chemical Corporation, StyroChem U.S., Ltd., Radnor Holdings Corporation, Radnor Delaware II, Inc., StyroChem Delaware, Inc., WinCup Texas, Ltd., StyroChem GP, L.L.C., StyroChem LP, L.L.C., WinCup GP, L.L.C., and WinCup LP, L.L.C. (each individually a “Borrower” and collectively, “Borrowers”), and PNC Bank, National Association (“PNC”), as Lead Arranger and Administrative Agent (defined below), Fleet Capital Corporation (“Fleet”), as Documentation Agent (defined below) and Lenders (defined below).

BACKGROUND

A. On December 26, 2001, Borrowers, the financial institutions which are now or which hereafter become a party thereto (individually, a “Lender” and collectively, the “Lenders”), and PNC, as agent for Lenders (PNC in such capacity, the “Agent”) entered into a certain Fourth Amended and Restated Revolving Credit and Security Agreement (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. Borrowers, Agent and Lenders modified certain definitions, terms and conditions contained in the Loan Agreement pursuant to that (i) certain First Amendment to Revolving Credit and Security Agreement dated February 4, 2002 to facilitate the execution of a Commitment Transfer Supplement by and between Lenders and Fleet Capital Corporation, (ii) certain Letter Agreement, dated as of March 21, 2002, among Borrowers, Agent and Lenders, (iii) certain Second Amendment to Revolving Credit, Term Loan and Security Agreement dated March 5, 2003, (iv) certain Third Amendment to Revolving Credit, Term Loan and Security Agreement dated August 1, 2003, (v) certain Fourth Amendment to Revolving Credit, Term Loan and Security Agreement dated September 12, 2003, (vi) certain Fifth Amendment to Revolving Credit, Term Loan and Security Agreement dated October 27, 2003, (vii) certain Sixth Amendment to Revolving Credit, Term Loan and Security Agreement dated November 17, 2003 and (viii) certain Seventh Amendment to Revolving Credit, Term Loan and Security Agreement dated March 12, 2004.

C. The Borrowers have requested and the Agent has agreed to modify certain definitions, terms and conditions in the Loan Agreement to provide for the reduction in part of the Obligations under the credit facilities provided therein.

D. The parties have agreed, subject to the terms and conditions of this Amendment, to modify and amend the Existing Financing Agreements.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. The title page of the Loan Agreement and the Preamble thereto shall be amended to read “Fourth Amended and Restated Revolving Credit and Security Agreement.”

2. Section I of the Loan Agreement shall be amended as follows:

(a) The following definitions shall be deleted in their entirety: “$50,500,000 Prepayment”, “$58,500,000 Prepayment”, “Excess Cash Flow”, “Funding Date” “First Supplemental Term Loan”, “First Supplemental Term Loan Maturity Date”, “Mandatory Prepayment Event”, “Mortgage”, “Mortgaged Properties”, “New M&E Appraisals”, “New Real Property Appraisal”, “OLV of Unencumbered Real Property”, “Second Senior Notes”, “Stone Mountain Availability”, “Stone Mountain Mortgage”, “Stone Mountain Property”, “Stone Mountain Property Appraisal”, “Supplemental Mortgages”, “Supplemental Mortgaged Properties”, “Supplemental Mortgaged Property Availability”, “Term Loans”, “Term Loan Rate” and “Term Note”.

(b) The following definitions shall be added:

“Capital Event” shall mean the occurrence of any of the following: (i) a sale of non-core assets (other than the sale of any of the Secured Notes Collateral) as agreed by the Borrowers and the Agent; (ii) a completion of a Qualified IPO; or (iii) any other transaction in which Borrowers raise equity capital or reduce outstanding shareholder loans.

“Released Collateral” shall mean the real and personal property set forth in Schedule I to the Release and Termination Agreement.

“Release and Termination Agreement” shall mean that certain Release and Termination Agreement, dated April 27, 2004, among the Borrowers, Guarantors, Agent, Lenders and the Secured Indenture Trustee.

“Secured Indenture” shall mean that certain Indenture in an amount equal to Seventy Million Dollars ($70,000,000) dated as of April 27, 2004 between Radnor, as issuer, WinCup, Radnor Chemical, StyroChem, Radnor Management, Inc., Radnor Delaware II, WinCup Texas, StyroChem GP, StyroChem LP, WinCup GP, WinCup LP, Radnor Management Delaware, Inc., StyroChem Delaware, StyroChem Europe Delaware, Inc. and WinCup Europe Delaware, Inc., as guarantors, and Secured Indenture Trustee, as indenture trustee, and the related guarantees.

“Secured Indenture Trustee” shall mean Wachovia Bank, National Association, as trustee and collateral agent under the Secured Indenture, the Secured Notes and the Secured Notes Collateral Documents and its successor and assigns.

“Secured Notes” shall mean those certain Senior Secured Floating Rate Notes due 2009 issued by Radnor pursuant to the Secured Indenture, including any exchange notes issued in exchange therefor pursuant to the Secured Indenture.

“Secured Notes Collateral” shall mean the “Collateral” as defined in the Secured Indenture as of April 27, 2004.

“Secured Notes Collateral Documents” shall mean the collateral documents granting liens in the Secured Notes Collateral.

(c) The definition “Permitted Encumbrances” shall be amended by adding the following “new” subsection (i) at the end of such subsection as follows:

(i) the Liens in favor of the Secured Indenture Trustee in connection with the Secured Indenture, the Secured Notes and the Secured Notes Collateral Documents.

(d) The following definitions shall be deleted in their entirety and replaced as follows:

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Applicable Margin” for any period shall be determined by the Fixed Charge Coverage Ratio of Radnor on a Consolidated Basis calculated for the most recent fiscal quarter with respect to the four fiscal quarters then ended except calculated for the quarters ended December 31, 2003 and March 31, 2004 as set forth in Section 6.5 hereof, which shall be increased or decreased from time to time, as the case may be, so long as no Default or Event of Default shall have occurred and be continuing, as of the first day of each fiscal quarter following the fiscal quarter reported upon in the financial statements delivered pursuant to Sections 9.7 and 9.8 hereof. The Applicable Margin with respect to Eurodollar Rate Loans shall be the percentage set forth below as corresponds to the applicable ratio set forth below:

Fixed Charge Coverage Ratio	Revolving Advances Eurodollar Rate Margin
Less than 1.15:1	3.00%
1.15:1 to less than 1.50:1	2.75%
1.50:1 to less than 1.75:1	2.50%
1.75:1 or greater	2.25%

In the event of a Default or Event of Default hereunder, the Applicable Margin shall at all times thereafter be 3.00%.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all General Intangibles;

(c) all Inventory;

(d) all of each Borrower’s right, title and interest in and to (i) all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) warranty claims, relating to any goods securing this Agreement; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); and (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables;

(e) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c) or (d) of this Paragraph; and

(f) all proceeds and products of (a), (b), (c), (d) or (e) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

provided, that notwithstanding anything herein to the contrary, the definition of “Collateral” shall not include the Released Collateral.

“Contract Rate” shall mean, as applicable, the Revolving Interest Rate or the Default Rate.

“Fixed Charge Coverage Ratio” for any period shall mean with respect to any fiscal period the ratio of (a) EBITDA minus unfinanced capital expenditures and all distributions and dividends made during such period to (b) all Debt Payments (excluding principal repayments on account of the term loans made to Borrowers by Agent and Lenders) made during such period. For purposes of this calculation, amounts received by Lenders from a Capital Event and applied to reduce Revolving Advances not to exceed the amount of such unfinanced capital expenditures shall reduce the amount of unfinanced capital expenditures subtracted from EBITDA.

“Maximum Loan Amount” shall mean Fifty Five Million Dollars ($55,000,000).

“Note” shall mean the Revolving Credit Note.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Senior Notes” shall mean the 11% Senior Notes due 2010 issued by Radnor as Issuer pursuant to that certain Indenture by and among Radnor, as Issuer, certain of its subsidiaries, as guarantors, and Wachovia Bank, National Association, as trustee, dated as of March 11, 2003.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Loan

Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrowers’ trade creditors which are outstanding more than 60 days beyond normal trade terms plus (iii) fees and expenses for which Borrowers are liable hereunder but which have not been paid or charged to Borrowers’ Account.

3. Section II of the Loan Agreement shall be amended as follows:

(a) Section 2.1(a) shall be deleted in its entirety and replaced as follows:

2.1 Revolving Advances.

(a) Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.1(b), each Lender, severally and not jointly, agrees to make Revolving Advances to Borrowers in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender’s Commitment Percentage of the Borrowing Base (as defined below) minus the undrawn or unreimbursed amount of outstanding Letters of Credit unless Borrowers have deposited with Agent cash collateral in such amounts and in accordance with Section 3.2. For purposes hereof, “Borrowing Base” shall mean the lesser of (x) the Maximum Revolving Advance Amount or (y) the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) the lesser of (x) $1,000,000 or (y) up to 85%, subject to the provisions of 2.1(b) hereof (“Canadian Receivables Advance Rate”), of Eligible Canadian Receivables, plus

(iii) the lesser of (x) $30,000,000 or (y) up to 60%, subject to the provisions of Section 2.1(b) hereof (“Inventory Advance Rate”), of Eligible Inventory of Borrowers (the Receivables Advance Rate, the Canadian Receivables Advance Rate and the Inventory Advance Rate shall be referred to, collectively, as the “Advance Rates”), minus

(iv) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary.

The amount derived from the sum of Sections 2.1(a)(y)(i), (ii) and (iii) minus (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Sections 2.4 and 2.4.1 shall be deleted in their entirety and replaced as follows:

2.4 Intentionally Omitted.

2.4.1 Intentionally Omitted.

(c) Section 2.6 (a) shall be deleted in its entirety and replaced as follows:

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(d) Section 2.13(a) shall be amended by deleting the following sentence:

“The Term Loan shall be advanced according to the Commitment Percentages of the Lenders.”

(e) Section 2.13(b) shall be amended by deleting the following sentence:

“Each payment (including each prepayment ) by Borrowers on account of the principal of and interest on the Term Note, shall be applied to, that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of the Lenders.”

(f) Section 2.14 shall be deleted in its entirety and replaced as follows:

2.14 Intentionally Omitted.

4. Section III of the Loan Agreement shall be amended as follows:

(a) Section 3.1 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to the applicable the Contract Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two percent (2%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the applicable Contract Rate for Eurodollar Rate Loans plus two (2%) percent per annum as applicable (as applicable, the “Default Rate”).

5. Section IV of the Loan Agreement shall be amended as follows:

(a) Section 4.3 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral granted by such Borrower for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except the sale of Inventory in the ordinary course of business.

(b) Section 4.4(d) the Loan Agreement shall be amended by adding the following clause at the end of such Section 4.4(d): “subject to the limitations in certain mortgagee waivers executed by Secured Indenture Trustee in favor of Agent.”

(c) Section 4.11(e)(ii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

(ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear but only with respect to insurance coverage referred to in clauses (a) and (b) above that applies to Collateral, and providing (A) that all proceeds thereunder in excess of $100,000 shall be payable to Agent for the ratable benefit of the Lenders, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.

(d) The fifth sentence of Section 4.11 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above, but only to the extent that such coverage applies to Collateral

6. Section VI of the Loan Agreement shall be amended as follows:

(a) Section 6.5 of the Loan Agreement shall be deleted in its entirety and replaced as follows:

6.5. Fixed Charge Coverage Ratio for Radnor on a Consolidated Basis. Cause to be maintained a Fixed Charge Coverage Ratio for Radnor on a Consolidated Basis to be calculated at the end of each fiscal quarter, based on three quarters for the quarter ended March 31, 2004 and thereafter based on the most recent four fiscal quarters then ended (for purposes of calculating the Fixed Charge Coverage Ratio, the amount of interest expense attributable to the Senior Notes shall be equal to one-quarter of the annual interest expense for each quarter included in the test period) equal to or greater than the amounts set forth below for the periods set forth below:

Period	Fixed Charge Coverage Ratio
March 31, 2004	0.90 to 1;
June 30, 2004	0.95 to 1;
September 30, 2004	1.00 to 1; and
December 31, 2004 and each quarter thereafter	1.15 to 1.

(b) Section 6.6 shall be deleted in its entirety and replaced as follows:

6.6. Funded Debt to EBITDA Ratio. Cause to be maintained a Funded Debt to EBITDA Ratio for Radnor on a Consolidated Basis to be calculated at the end of each fiscal quarter, based on three quarters for the quarter ended March 31, 2004 and thereafter based on the most recent four fiscal quarters then ended (using an annualized calculation of EBITDA for quarters ending on or before June 30, 2004) not greater than the amounts set forth below for the periods set forth below:

Period	Funded Debt to EBITDA Ratio
March 31, 2004	7.00 to 1;
June 30, 2004	6.90 to 1;
September 30, 2004	6.60 to 1;
December 31, 2004	5.75 to 1;
March 31, 2005	5.60 to 1;
June 30, 2005	5.00 to 1;
September 30, 2005	4.50 to 1;
December 31, 2005	4.50 to 1; and
March 31, 2006 and each quarter thereafter	3.75 to 1.

7. Section VII of the Loan Agreement shall be amended as follows:

(a) Section 7.1(b) shall be deleted in its entirety and replaced with the following:

Sell, lease, transfer or otherwise dispose of all or any material part of its properties or assets, except (i) any of the Secured Notes Collateral so long as such sales would not have a Material Adverse Effect; (ii) in the ordinary course of its business; and (iii) except for the sale of the European businesses.

(b) Section 7.2 shall be deleted in its entirety and replaced with the following:

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned of hereafter acquired, except Permitted Encumbrances.

(c) Section 7.3 shall be deleted in its entirety and replaced with the following:

7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the ordinary course of business, (c) guarantees provided by guarantors in connection with the Secured Indenture, the Secured Notes and Secured Notes Collateral Documents, (d) guarantees by any one or more Borrowers of trade debt of any other Borrower and Indebtedness of any other Borrower which is permitted to be incurred under Section 7.8 of this Agreement, (e) a line of credit for StyroChem Finland Oy not exceeding 5,000,000 Euros, and (f) other unsecured guarantees not to exceed a liability of $5,000,000 in the aggregate at any one time.

(d) Section 7.7(b)(i) shall be amended by deleting the term “Second Senior Notes” in each place where it appears therein and substituting in the respective place of such term the term “Secured Notes”.

(e) Section 7.8(iii) shall be deleted in its entirety and replaced with the following:

Indebtedness due under the Senior Notes and the Secured Notes, the related indentures and/or guarantees and collateral documents, as applicable, in respect of the Senior Notes and the Secured Notes.

(f) Section 7.15 shall be deleted in its entirety and replaced with the following:

Section 7.15. Amendment to Certificate of Incorporation, Etc. Amend, modify or waive any material term or material provision of its Certificate of Incorporation, By-laws and the Senior Notes.

(g) Sections 7.18 shall be deleted in its entirety and replaced as follows:

Section 7.18. Secured Notes. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Secured Notes, except that Radnor may (a) pay all regularly scheduled payments of interest on the Secured Notes and principal thereof at maturity, (b) repurchase or redeem the Secured Notes at the then applicable repurchase or redemption price (including interest) so long as no Event of Default has occurred and is continuing and after giving effect to such repurchase or redemption Undrawn Availability of the Borrowers under this Agreement is not less than $9,000,000, and (c) prepay the Secured Notes to the extent that any Borrower sells collateral which secures the Secured Notes and is required to make such prepayment under the terms of the Secured Indenture.

(h) Section 7.19 shall be deleted in its entirety and replaced with the following:

7.19. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Agent and the Lenders and Indebtedness of any Borrower to any other Borrower permitted hereunder), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower, except (a) the Senior Notes in accordance with Section 7.17, (b) the Secured Notes in accordance with the terms of the Secured Notes and the Secured Indenture and Section 7.18 hereof, (c) Indebtedness incurred for capital expenditures permitted under Section 7.6 hereof, to the extent that such prepayment is necessary in connection with the refinancing of such Indebtedness and such Indebtedness is on similar terms, and (d) any other Indebtedness if after giving effect to such prepayment Undrawn Availability of the Borrowers under this Agreement is not less than $9,000,000.

8. Clause (b) of the fifth sentence of Section 11.1 of the Loan Agreement is hereby deleted.

9. Proceeds of Secured Indenture. All net proceeds received by Radnor and/or the other Borrowers in connection with the issuance of the Secured Notes shall be applied the reduce the Obligations of Borrowers in the following order: first, to repay all Obligations owing in connection with the Term Loans, and second, to reduce the outstanding balance of Revolving Advances.

10. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct as of the date hereof;

(b) reaffirms all of the covenants contained in the Loan Agreement, as amended hereby, and covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its organizational documents or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

11. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received all net proceeds received in connection the Secured Indenture in accordance with Section 9 of this Amendment;

(b) Agent shall received fully executed originals of those certain Guaranty and Suretyship Agreements executed by each of Radnor Management, Inc. and StyroChem Europe Delaware, Inc., in form and substance satisfactory to Agent;

(c) Agent shall received fully executed originals of those certain Mortgagee Waivers executed Secured Indenture Trustee, in form and substance satisfactory to Agent;

(d) Agent shall have received all fees which are payable to Agent or to the Lenders as required by the Loan Agreement, this Amendment or any fee letter entered into by Borrowers and Agent; and

(e) Agent, Lenders and Secured Indenture Trustee shall have executed and delivered the Release and Termination Agreement.

12. Consent. Upon satisfactory completion of the conditions set forth in Section 11 above, Agent, Documentation Agent and Lenders and notwithstanding Sections 7.3 and 7.8 of the Loan Agreement, hereby consent to the incurrence and/or guarantee, as applicable, by Borrowers of the Indebtedness incurred under the Secured Indenture, and evidenced by the Secured Notes.

13. Further Assurances and Affirmative Covenant. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment;

14. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

15. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

16. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

RADNOR CHEMICAL CORPORATION
STYROCHEM DELAWARE, INC.
RADNOR DELAWARE II, INC.
STYROCHEM GP, LLC
By:	Radnor Chemical Corporation,
its Sole Member
STYROCHEM LP, LLC
By:	Radnor Chemical Corporation,
its Sole Member
STYROCHEM U.S., LTD.,
By:	StyroChem GP, LLC, its General Partner
By:	Radnor Chemical Corporation,
its Sole Member

By:	/s/ Michael V. Valenza
Michael V. Valenza, President

RADNOR HOLDINGS CORPORATION
WINCUP HOLDINGS, INC.
WINCUP GP, LLC
By:	WinCup Holdings, Inc.,
its Sole Member
WINCUP LP, LLC
By:	WinCup Holdings, Inc.
its Sole Member
WINCUP TEXAS, LTD.
By:	WinCup GP, LLC
its General Partner
By:	WinCup Holdings, Inc.
its Sole Member

By:	/s/ Michael V. Valenza
Michael V. Valenza, Sr. V.P. of Finance

Signature Page 1 of 3

Agents:
PNC BANK, NATIONAL ASSOCIATION,
as Lead Arranger and Administrative Agent

By:	/s/ Janeann Fehrle
Janeann Fehrle, Vice President

FLEET CAPITAL CORPORATION,
as Documentation Agent

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President

Lenders:
PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Janeann Fehrle
Janeann Fehrle, Vice President
Commitment Percentage: 33.3333%

FLEET CAPITAL CORPORATION,
as Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President
Commitment Percentage: 27.7778%

Signature Page 2 of 3

LASALLE BUSINESS CREDIT, LLC,
as Lender

By:	/s/ Ellen T. Cook
Name:	Ellen T. Cook
Title:	Vice President
Commitment Percentage: 27.7778%

FIFTH THIRD BANK,
as Lender

By:	/s/ Donald K. Mitchell
Name:	Donald K. Mitchell
Title:	Vice Presidnet
Commitment Percentage: 11.1111%

Signature Page 3 of 3